UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NOVELION THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The following disclosure from the Quarterly Report on Form 10-Q (the “Form 10-Q”) of Novelion Therapeutics Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2017 supplements the information provided in the definitive proxy statement filed by the Company with the SEC on May 1, 2017:

Employment Agreement with Mary Szela

On May 8, 2017, Novelion Services USA, Inc., our indirect wholly owned subsidiary (“Novelion Services”), entered into an employment agreement (the “Employment Agreement”) with Mary Szela, our Chief Executive Officer, with effect from November 29, 2016, the date on which our indirect, wholly-owned subsidiary, Isotope Acquisition Corp. (“MergerCo”), merged with and into Aegerion Pharmaceuticals, Inc. (“Aegerion”), with Aegerion surviving the merger as a wholly-owned subsidiary of the Company. Aegerion is party to the Employment Agreement solely with respect to certain terms related to assignment of Ms. Szela’s prior employment agreement with Aegerion to Novelion Services, confidentiality and recognition of Ms. Szela’s service to Aegerion.

Ms. Szela will receive a base salary of $689,550 per year and will be eligible to receive an annual cash bonus based on achievement of certain performance goals with a target of up to 60% of her base salary, in each case subject to upward adjustment in the discretion of, and following approval by, our Board of Directors.

If Novelion Services terminates Ms. Szela’s employment without Cause or Ms. Szela resigns with Good Reason (as each term is defined in the Employment Agreement), in each case in the absence of a Sale Event (as such term is defined in the Employment Agreement) having occurred in the 18-month period prior to the date of termination, Ms. Szela will be eligible to receive (a) payment of her accrued but unpaid base salary, any unpaid or unreimbursed expenses, any accrued but unused vacation and any accrued or vested benefits through the date of termination; (b) continued payment of her base salary and pro-rated target bonus for twelve months following the termination date; and (c) acceleration of the vesting of 100% of her then outstanding  unvested equity awards that would have otherwise vested during the twelve-month period following the date of termination. If, within 18 months following a Sale Event, Ms. Szela’s employment is (x) terminated by Novelion Services for any reason (other than as a result of her death or disability or a with Cause termination that occurs for certain specified reasons) or (y) terminated by Ms. Szela with Good Reason, then Ms. Szela will be eligible to receive (1) payment of her accrued but unpaid base salary, any unpaid or unreimbursed expenses, any accrued but unused vacation and any accrued or vested benefits through the date of termination; (2) continued payment of her base salary and pro-rated target bonus for 18 months following the termination date; (3) acceleration of the vesting of 100% of her then outstanding unvested equity awards; and (4) an amount equal to eighteen (18) months of her annual target bonus for the year in which the termination or resignation occurs.

In addition, the Employment Agreement provides that in the event any payments made to Ms. Szela are subject to subject to excise taxes under Section 4985 of the United States Internal Revenue Code of 1986, as amended (the “Code”), then Ms. Szela is entitled to a gross-up payment such that on a net after-tax basis, Ms. Szela will be in the same position as if no such excise tax had been payable. Further, in the event any payments made to Ms. Szela in connection with a Sale Event are subject to excise taxes under Section 4999 of the Code, then, at the sole discretion of Ms. Szela, such payments may be reduced to an amount that would not implicate any excise taxes to be payable in respect of such payments.

Novelion Services will also, during the term of Ms. Szela’s employment, (a) provide Ms. Szela with a housing allowance of up to $7,200 per month; (b) reimburse Ms. Szela for reasonable commuting expenses for business travel to and from the Chicago, Illinois area, including air travel; (c) offset any tax liability of Ms. Szela associated with the housing allowance; (d) reimburse Ms. Szela for incurrence of fees for tax and financial planning up to $15,000 on an annual basis, subject to Novelion Services’ receipt of appropriate documentation and substantiation of the same; and (e) reimburse Ms. Szela for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with her employment up to $5,000 on an annual basis.

Ms. Szela was appointed as our Chief Executive Officer effective as of November 29, 2016 pursuant to the Agreement and Plan of Merger, dated June 14, 2016, among the Company, Aegerion and MergerCo. There is no arrangement or understanding between Ms. Szela and any other person pursuant to which Ms. Szela was selected as Novelion Services’ President and Chief Executive Officer. Except as described herein and in the Employment Agreement, there are no existing or currently proposed transactions to which we or any of our subsidiaries is a party and in which Ms. Szela has a direct or indirect material interest. There are no family relationships between Ms. Szela and any of our directors or officers or the directors or officers of any of our subsidiaries.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to the Form 10-Q.

Amendments to Employment Agreements with Our Executive Officers

In addition, on May 5, 2017, Novelion Services amended the employment agreements (collectively, the “Amendments”) of certain of our executive officers, including Gregory Perry, our Chief Financial and Administrative Officer, Remi Menes, our Global Chief Commercial Officer, Benjamin Harshbarger, our  General Counsel and Secretary, and Roger Louis, our Global Chief Compliance Officer.

The Amendments provide that in the event an executive officer is terminated without Cause or resigns for Good Reason (as each term is defined in the executive officers’ respective employment agreements) within

18 months following a Sale Event (as such term is defined in the Amendments), such executive officer will be eligible to receive payment of his or her annual target bonus, pro-rated based on the number of days such executive officer was employed by Novelion Services in such year through the date of termination or resignation, plus an amount equal to the annual target bonus for the year in which the termination or resignation occurs. In addition, the Amendments provide that in the event any payments made to an executive officer in connection with a Sale Event are subject to excise taxes under Section 4999 of the Code, then, at the sole discretion of such executive officer, such payments may be reduced to an amount that would not implicate any excise taxes to be payable in respect of such payments.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments, the form of which is filed as Exhibit 10.2 to the Form 10-Q.